                                   EXHIBIT 7-A

Set forth below is the name, business address and present occupation of each executive officer and director of Ultrak. Except as otherwise noted, the business address of each such person is 1301 Waters Ridge Drive, Lewisville, Texas 75057. Each such person is a United States citizen, with exception of Mr. Scetbon, who is a citizen of France. Directors of Ultrak are indicated by an asterisk.

NAME                                   PRESENT OCCUPATION
----                                   ------------------
*George K. Broady                      Chairman and CEO of Ultrak

*James D. Pritchett                    President and COO of Ultrak

Tim D. Torno                           Vice-President Finance and CFO of Ultrak

Ted Wlazlowski                         Executive Vice President of Ultrak

*Roland Scetbon                        Managing Director-Ultrak-France (Groupe Bisset, S.A.)

*William C. Lee                        Executive Vice President and COO
                                       Local Federal Bank, FSB
                                       3601 NW 63rd Street
                                       Oklahoma City, OK  73116

*Charles C. Neal                       President
                                       Chas. A. Neal & Company
                                       P.O. Box 269
                                       Miami, OK  74355-0269

*Robert F. Sexton                      Owner and President
                                       Bakery Associates, Inc.
                                       9400 N. Central Expressway
                                       Dallas, TX  75231